ROBERT BRANTL, ESQ.

52 Mulligan Lane

Irvington, NY 10533

914-693-3026

May 6, 2016

Spiral Toys Inc.

30077 Agoura Court, Suite 230

Agoura Hills, CA 91301

Re: Registration Statement on Form S-1 (the “Registration Statement”)

Gentlemen:

I have acted as counsel to Spiral Toys Inc., a Nevada corporation (the “Company”), in connection with its filing on May 6, 2016 with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale by the holders of certain 10% Convertible Debentures (the “Selling Shareholders”) of up to 11,469,304 shares of the Company’s common stock (the “Shares”) which may be issued to the Selling Shareholders upon conversion of principal or interest accrued under the 10% Convertible Debentures. For purposes of this opinion, I have examined and relied upon such documents, records, certificates and other instruments as I deemed necessary.

Based upon and subject to the foregoing, I am of the opinion that the Shares, when issued upon conversion of the 10% Convertible Debentures in accordance with their terms and offered for sale by the Selling Shareholders, will be legally issued, fully paid, and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name in the Prospectus forming a part of the Registration Statement under the caption “Legal Matters.”

Very truly yours,

/s/ Robert Brantl
Robert Brantl